Exhibit 99.1

Net Asset Value

We calculate net asset value per share in accordance with our valuation policies and procedures. Our monthly net asset value (“Net Asset Value”) is used to calculate the prices at which we sell our shares, except our V Shares. The tables that follow include the Net Asset Value of outstanding shares as of June 30, 2026. The following table provides a breakdown of the major components of our Net Asset Value as of June 30, 2026 ($ in thousands, except shares):

Components of Net Asset Value
Investments at fair value (cost of $886,898)	$884,040
Cash and cash equivalents	62,355
Other assets	25,030
Other liabilities	(403,438)
Net Asset Value	$567,987
Number of outstanding shares	55,146,971

The following table provides a breakdown of our total Net Asset Value and our Net Asset Value per share by class as of June 30, 2026 ($ in thousands, except shares and per share data):

Class	Monthly Net Asset Value	Number of outstanding shares	Net Asset Value per share as of June 30, 2026
Anchor I Shares	$182,126	17,680,748	$10.30
Anchor I-B Shares	$24,628	2,390,103	$10.30
Anchor II Shares	$190,032	18,495,047	$10.27
Anchor II-B Shares	$1	110	$10.30
Anchor III Shares	$103,884	10,061,591	$10.32
E Shares	$48,497	4,686,532	$10.35
Standard A Shares	$18,817	1,832,690	$10.27
Standard B Shares	$1	110	$10.30
V Shares	$1	40	$25.00

Total	$567,987	55,146,971